Contact:	610-337-1000	For Immediate Release:
	Simon Bowman, ext. 3645 Shelly Oates, ext. 3202	December 2, 2013

UGI Makes Minor Upward Revisions to Fiscal 2013 and Fiscal 2012 GAAP Earnings

Earnings excluding mark-to-market adjustments substantially unchanged

VALLEY FORGE, Pa., December 2 — UGI Corporation (NYSE: UGI) today reported revised net income attributable to UGI of $278.1 million, or $2.41 per diluted share, for fiscal 2013 ended September 30, 2013, compared to $210.2 million, or $1.85 per diluted share, for the prior year. The Company previously reported fiscal 2013 and 2012 net income of $275.8 million ($2.39 per diluted share) and $199.4 million ($1.76 per diluted share), respectively.

As previously reported, the increase in net income attributable to UGI in fiscal 2013 as compared to fiscal 2012 was the result of substantially improved performance across all of UGI’s business units given the return to more normal winter weather. Fiscal 2013 includes the previously-reported after-tax impact of $3.2 million ($0.03 per diluted share) associated with the BP Poland acquisition and transition expenses at UGI International and a $3.7 million ($0.03 per diluted share) valuation adjustment associated with an investment in a renewable energy partnership. Fiscal 2012 includes the previously-reported after-tax impact of acquisition and transition expenses of $13.3 million ($0.12 per diluted share) associated with Heritage Propane and the Shell LPG acquisition and an after-tax loss of $2.2 million ($0.02 per diluted share) related to extinguishments of debt at AmeriGas.

Previously-reported fiscal 2013 and 2012 earnings have been revised to include $3.6 million in income ($0.03 per diluted share) and $10.0 million in income ($0.09 per diluted share), respectively, to account for mark-to-market adjustments related to certain unsettled hedge contracts at Midstream & Marketing because of UGI’s determination that hedge accounting is not available.

These results reflect the decision to revise fiscal 2013 and prior annual periods and to restate certain quarterly financial statements, in each case primarily to reflect mark-to-market adjustments on unsettled contracts at Midstream & Marketing, which were previously reported as a component of other comprehensive income but are now included in the determination of net income. Further information will be available in a Current Report on Form 8-K and a notification of late filing on Form 12b-25, both of which will be filed with the Securities and Exchange Commission today.

John L. Walsh, president and chief executive officer of UGI, said, “The accounting adjustments relating to hedges in the Midstream & Marketing business have no impact on UGI’s operating performance. Assuming normal weather patterns this winter and given our assessment of business conditions, we expect adjusted earnings per diluted share for fiscal 2014, net of mark-to-market adjustments and BP Poland transition expenses, to be within our previously-stated guidance range of $2.60 to $2.70.”

About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

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UGI Makes Minor Upward Revisions to Fiscal 2013 and Fiscal 2012 GAAP Earnings Page 2

Earnings excluding mark-to-market adjustments substantially unchanged

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for 2012, until the 2013 Form 10-K is filed, for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

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